Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Orion Energy Systems, Inc

2210 Woodland Drive

Manitowoc, WI 54220

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 12, 2023 relating to the consolidated financial statements, of Orion Energy Systems, Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2023.

/s/ BDO USA, P.A.

Milwaukee, Wisconsin

August 11, 2023

BDO USA, P.A., a Delaware professional service corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.